UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2008

ENTRAVISION COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15997	95-4783236
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 447-3870

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective November 12, 2005, Entravision Communications Corporation (the “Company”) entered into the First Amendment dated as of November 12, 2008 (the “Amendment”) to the Credit and Guaranty Agreement dated as of September 29, 2005 (the “Original Credit Agreement”) by and among the Company, certain subsidiaries of the Company, as guarantors, the lenders party thereto, and Union Bank of California, N.A., as Administrative Agent (as amended, the “Credit Agreement”).

The Amendment provides, in material part, that the Company may repurchase and cancel outstanding loans under the Credit Agreement, at a price to be agreed upon between the Company and any lender holding such loans, up to a maximum amount of $75,000,000 in aggregate face amount of the outstanding loans to be repurchased, and subject to such other terms and conditions described in the Amendment.

The Amendment also makes certain technical and conforming changes to the terms of the Original Credit Agreement. All other provisions of the Original Credit Agreement remain in full force and effect unless expressly amended or modified pursuant to the Amendment.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	First Amendment dated as of November 12, 2008 to Credit and Guaranty Agreement dated as of September 29, 2005 by and among Entravision Communications Corporation, certain subsidiaries of Entravision Communications Corporation, as guarantors, the lenders party thereto, and Union Bank of California, N.A., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTRAVISION COMMUNICATIONS CORPORATION

Date: November 14, 2008	By:	/s/ Walter F. Ulloa
Walter F. Ulloa
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	First Amendment dated as of November 12, 2008 to Credit and Guaranty Agreement dated as of September 29, 2005 by and among Entravision Communications Corporation, certain subsidiaries of Entravision Communications Corporation, as guarantors, the lenders party thereto, and Union Bank of California, N.A., as Administrative Agent.